Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release MEMC PROVIDES BUSINESS UPDATE; ANNOUNCES CONSOLIDATION OF WAFER MANUFACTURING OPERATIONS

St. Peters, MO, September 8, 2009 – MEMC Electronic Materials, Inc. (NYSE: WFR) today provided an update on guidance for the current quarter in light of recent events, and also announced that it will cease production of silicon crystal ingots and wafers at facilities in Sherman, Texas and St. Peters, Missouri. These closings will occur in stages during 2010 and early 2011, as production shifts to other locations.

Business Update. The company disclosed that it experienced a disruption in production at its polysilicon facility in Pasadena, Texas due to an equipment failure on August 7, 2009, requiring a large portion of the facility to be shut-down. Initial reports indicated that the company’s silane and polysilicon inventory levels would cover the lost output caused by this disruption until normal production levels were achieved. Although the failed equipment has been replaced, subsequent rebuild and restart difficulties have delayed the resumption of normal operations at this facility. The company expects to be back to normal production levels before the end of September. The lost production and related costs are expected to negatively affect the company’s revenue and margins in the third quarter of 2009.

The company now anticipates revenue for the third quarter of 2009 to be approximately $285-$315 million, with gross margins expected to be in the mid to high single digits. This compares to the company’s second quarter of 2009 revenue of $282.9 with a gross margin of 12.3% and the previously announced third quarter targets of $300-$350 million in revenue with gross margin being up slightly from the second quarter level.

Plant Consolidations. The company also announced the planned closings of the Sherman, Texas plant and portions of the St. Peters, Missouri plant. Chief Executive Officer Ahmad Chatila stated, “We must continue to aggressively drive all unnecessary costs out of the business during these extraordinary times. We will be shifting this high-volume production closer to a number of our customers, who are located in lower cost regions. This will allow us to reduce manufacturing costs and to serve our customers effectively, with the right cost-competitive capacity – in the right places – to meet their needs.”

“We recognize that this decision will adversely affect many of our employees at these locations, and consequently these steps were not taken lightly or planned for any sooner than absolutely necessary to advance our strategic goals,” continued Chatila. “We are announcing our plans now to give affected employees a significant transition period, and we will be putting severance and assistance programs in place for those employees who will not continue with MEMC,” Chatila stated.

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The actions at the two sites are expected to affect approximately 540 employees in the U.S. A small number of these affected employees will be offered positions at other MEMC locations. Severance packages and other benefits and assistance, including supplemental COBRA payments, one year of group medical and dental benefits, and supplemental educational assistance and retraining opportunities will be provided to those employees not taking positions at other facilities.

As production is transferred to other facilities, silicon wafering operations in St. Peters are expected to cease by the end of the second quarter of 2010. Epi and crystal operations at that location are expected to cease by the end of the first quarter of 2011. The MEMC corporate headquarters, as well as research and development and advanced Silicon on Insulator (SOI) manufacturing, are expected to continue at the St. Peters location.

The Sherman facility produces silicon crystal ingots and wafers. Production in Sherman will be phased out by the first quarter of 2011. The company intends to then sell the facility.

The company expects that the severance benefits provided to those employees who will be terminated will result in charges related to the terminations of approximately $18 million. The company expects to record $17 million of these charges in the third quarter of 2009 and to make the related severance payments at the time of the final production date at each facility through the second quarter of 2011. The company also anticipates charges of approximately $55-60 million for contract terminations and other related move costs associated with the closings. The company expects to expense these charges as incurred starting in the fourth quarter of 2009 until the final production date at the respective facilities. In total, the company expects to incur approximately $73-78 million in cash costs associated with these announcements. The company will complete the asset impairment analysis in connection with filing its third quarter Form 10-Q that could result in additional non-cash charges. The company expects that the facility closings will result in an annualized savings beginning in third quarter of 2010 of approximately $10 million, rising to approximately $55 million of annualized savings beginning in the second quarter of 2011.

Certain matters discussed in this news release are forward-looking statements, including that third quarter revenue is targeted to be approximately $285-315 million, with gross margins expected to be in the mid to high single digits; that the company expects to be back to normal production levels at its Pasadena facility before the end of September 2009; that the company plans to cease wafer and ingot production at facilities in Sherman, Texas and St. Peters, Missouri in stages during 2010 and early 2011;

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that the company expects to incur charges related to the terminations of approximately $18 million, including recording $17 million of these charges in the third quarter of 2009 and to make the related severance payments at the time of the final production date through the second quarter of 2011; that the company anticipates charges of approximately $55-60 million for contract terminations and other related move costs associated with the closings; that the company expects to incur approximately $73-78 million in cash costs associated with these announcements; that the impairment analysis could result in additional non-cash charges; and that the company expects that the facility closings will result in an annualized savings beginning in third quarter of 2010 of approximately $10 million, rising to approximately $55 million of annualized savings beginning in the second quarter of 2011. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include market demand for semiconductors and silicon wafers, as well as polysilicon; changes in the pricing environment for both silicon wafers and polysilicon; assumptions underlying management’s financial estimates, both for the third quarter of 2009 and the expected restructuring costs and potential annualized savings from these site consolidations; any other charges we might incur to reduce manufacturing capacity or headcount; utilization of our manufacturing capacity; delays in capacity relocation or expansion; changes in the composition of worldwide taxable income; general economic conditions, including the ability of our customers to pay their debts as they become due; inventory levels of our customers; supply chain difficulties or problems; interruption of production; good working order of our manufacturing facilities; our ability to further reduce manufacturing and operating costs; the terms of any potential future amendments to our long-term agreements with our solar wafer customers; completion and sale of the power plant being constructed by our new solar joint venture; outcome of pending and future litigation matters; customer acceptance of our new products; actions by competitors, customers and suppliers; changes in product specifications and manufacturing processes; changes in financial market conditions; the impact of competitive products and technologies; changes in interest and currency exchange rates and other risks described in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. MEMC’s common stock is listed on the New York Stock Exchange under the symbol ‘WFR’ and is included in the S&P 500 Index.

Contact:

Bill Michalek

Director, IR & Corporate Communications

MEMC Electronic Materials, Inc.

(636) 474-5443